Exhibit 10.2
Execution Version

EMPLOYMENT TRANSITION AGREEMENT
THIS EMPLOYMENT TRANSITION AGREEMENT (“Agreement”) is made and entered into as of June 1, 2019 (the “Effective Date”), by and among Lyondell Chemical Company, a Delaware corporation (together with the LyondellBasell Group and all present and former parents, subsidiaries, successors, assigns and affiliated corporations the “Company”), and Thomas Aebischer (“Executive”). In consideration of the mutual promises made below, Company and Executive agree as follows:
WHEREAS, Executive is currently serving as the Executive Vice President, Chief Financial Officer (“CFO”) of the Company;
WHEREAS, Executive and the Company have agreed that Executive will voluntarily separate from employment with the Company due to retirement on December 31, 2019, and that Executive will receive certain compensation through such date pursuant to this Agreement;
WHEREAS, the Company desires to provide for an orderly transition of Executive’s duties and responsibilities and Executive desires to assist the Company in realizing an orderly transition;
WHEREAS, in furtherance of the foregoing, Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to Executive’s continued employment with the Company and the conclusion of that employment (other than as specifically provided in this Agreement).
NOW, THEREFORE, in consideration of the covenants and mutual promises made below, the parties agree as follows:
1.Employment; Duties.
a.Transition Period as CFO. During the period beginning on the Effective Date and ending on the first to occur of: (i) the Separation Date (as defined in Section 1(b) below), (ii) the date on which another individual is appointed by the Company to serve as its Chief Financial Officer (or such later date as is determined by the Company in its sole discretion as the effective date of such appointment), and (iii) the date on which Executive’s employment is terminated by the Company for Cause (such period the “Transition Period”), Executive shall continue to serve the Company as its CFO and perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to Executive by the Company’s Chief Executive Officer (“CEO”). During the Transition Period, the Executive shall (x) transition such duties and responsibilities to such individuals as the CEO may designate, including to the CFO’s successor, (y) provide such assistance directly related to the CFO function as may be requested by the CEO, and (z) have and perform such duties, responsibilities and authority directly related to the CFO function as may be assigned by the CEO or his designee from time to time. If the Company determines in its sole discretion that Executive has transitioned all of his duties and responsibilities as CFO prior to December 31, 2019, then Executive will hold the title of Executive Vice President (“EVP”) and provide such transition assistance as may be requested by the Company through December 31, 2019, and during the period from such determination through December 31, 2019 shall have such duties, responsibilities and authority commensurate with an EVP title and Executive’s experience as may be assigned by the CEO. For the purposes of this Agreement, “Cause” means (y) the same meaning of that term as defined in subparts (ii)(A) through (E) for said definition under the LyondellBasell Industries Long-Term Incentive Plan (“LTI Plan”), or (z) Executive breaches any of the “Covenants” (as defined below) and, if reasonably able to be cured, fails to cure said breach within 10 days of written notice. The Company represents that the CEO is not aware of any circumstances that would constitute Cause to terminate Executive’s employment. Executive represents that he is not aware of any circumstances that would constitute Cause to terminate Executive’s employment.

Execution Version

b.Separation Date. For the purposes of this Agreement, “Separation Date” means the first to occur of (i) the date on which Executive’s employment is terminated by the Company for Cause, (ii) the date Executive voluntarily terminates his employment with the Company or (iii) December 31, 2019.
2.Compensation. As compensation for Executive’s continuing employment and service pursuant to this Agreement (whether as CFO or EVP as provided in Section 1), in recognition of Executive’s contributions to the Company and as consideration for the “Releases” (as defined below), Executive’s agreement to the Transition Period, and the respective terms and conditions thereof, and the other promises of Executive contained in this Agreement, which shall be deemed to include Executive’s agreement to (A) remain in the employ of the Company as described above through the Separation Date, (B) comply with the Company’s Code of Conduct and other policies relating to conduct, as in effect from time to time and applicable to its executive officers, (C) comply with all covenants regarding confidential information to which Executive has agreed as part of his employment with the Company, and (D) comply with all provisions regarding detrimental conduct or misconduct contained in any “Employee Award Agreements” (as defined in the LTI Plan) between Executive and the Company (the covenants described in the immediately preceding clauses (A) through (D) of this Section 2 are collectively referred to as the “Covenants”); and provided, that Executive timely signs and returns this Agreement, complies with the Covenants, complies with Section 7 below, and does not revoke the Releases, the Company will provide Executive with the following compensation and benefits:
a.Base Salary, STI Target, and Benefit Plans Participation. From the Effective Date through and including December 31, 2019, Executive will (i) receive his base salary at a bi-weekly rate adjusted to $30,618 (which represents $796,073 on an annualized basis), (ii) continue to participate in the Short-Term Incentive Plan (“STI Plan”) at a full-year STI Target Award (or bonus) of 90% of his base salary, (iii) continue to participate in the LTI Plan subject to the terms and conditions of the LTI Plan and his “Employee Award Agreements” (as defined in the LTI Plan), (iv) participate in the Company’s applicable pension or retirement plans in which Executive participates as of the Effective Date, (v) continue to participate in all health and welfare benefit plans in which Executive is enrolled as of the Effective Date, and (vi) continue to participate in other perquisite programs, and expense reimbursement and vacation policies, as all such foregoing plans, programs and policies may be in effect from time to time (collectively, the “Plans”). For purposes of this Agreement, the term Plans expressly excludes the LyondellBasell Executive Severance Plan.

Execution Version

b.Benefits Following Separation Date. Subject to Executive (i) not voluntarily terminating his employment with the Company prior to the Separation Date, (ii) not being terminated by the Company for Cause, and (iii) the requirements of Section 7 below, Executive shall be entitled to the following benefits:

i.
2019 STI Annual Bonus. Executive will remain eligible to receive an annual incentive bonus payment for calendar year 2019 under the STI Plan, with Executive being treated as having terminated employment due to “Retirement” (as defined in the STI Plan) on December 31, 2019 (the “2019 STI Annual Bonus”). The calculation and payment of the 2019 STI Annual Bonus will be determined in good faith, in accordance with the terms and conditions of the STI Plan and, if applicable, shall be paid to Executive at the same time (but no later than March 15, 2020) and subject to the same administrative procedures that bonuses under the STI Plan are paid to the Company’s other executive officers. Executive acknowledges and agrees that, as part of its determination under the STI Plan, the Company may, in its sole discretion, ultimately determine annual incentive bonuses are not payable for a certain calendar year. Executive’s individual performance rating is agreed at the “Meets Expectations” level.

ii.
Pro Rata Treatment of Awards Under LTI Plan. Executive’s rights or benefits with respect to any Awards under the LTI Plan, including any Stock Awards, Options, or Performance Awards, shall be subject to pro rata treatment due to “Retirement” (as defined in the applicable Award Agreements) effective as of December 31, 2019, and any Options will not expire until five years following the Separation Date. The terms “Awards”, “Stock Awards”, “Options”, “Performance Awards”, and “Award Agreements” are defined in the LTI Plan and shall have the same meaning in this Agreement.

iii.
Benefits Continuation. Following the Separation Date, Executive shall, to the fullest extent permitted by the plans and applicable law, be eligible to continue his coverage under the Company’s medical, dental, vision and life benefit plans (as in effect from time to time) (collectively, the “Company Welfare Plans”) by electing continuation coverage pursuant to the requirements of the Company Welfare Plans and the Consolidated Omnibus Budget Reconciliation Act, Section 4980B of the Internal Revenue Code and any similar state law (“COBRA”). If Executive elects COBRA coverage under any of the Company Welfare Plans, he shall be solely responsible for the full premium payments. Executive may convert any life insurance policies as permitted by applicable state law.

c.Transition Payment. Subject to Executive (i) not voluntarily terminating his employment with the Company prior to the Separation Date, (ii) not being terminated by the Company for Cause, and (iii) the requirements of Section 7 below, in consideration for the Executive agreeing to the Restrictive Covenants in this Agreement, and in addition to all other compensation and benefits provided in the Agreement, Executive shall be entitled to a transition payment in the amount of $500,000. $250,000 shall be payable in a lump sum on the Separation Date and the remaining $250,000 shall be paid in twelve equal monthly installments over the one-year period following the Separation Date; provided, however, that such monthly payments shall cease if Executive violates any terms of this Agreement or the Second Release (as defined below).

Execution Version

3.Administration of Compensation and Benefits Plans. Executive understands and agrees that, except as expressly provided for in this Agreement, all compensation and benefit plans, policies and programs in which Executive participates because of employment with the Company, shall be administered pursuant to their standard terms, provisions and administrative practices and policies that are then in effect, as interpreted and applied by the Company or the plan administrator(s) as applicable.
4.No Additional Entitlements. Executive understands and acknowledges that he will have no further entitlements, other than (a) those specifically recited in this Agreement and (b) accrued rights and entitlements that have vested as of the Separation Date under the Plans. The Company has provided Executive with a benefits summary and will provide an updated benefits summary to him on or before the Separation Date. Executive hereby acknowledges that he has no interest in or claim of right to any severance benefits, reinstatement, reemployment or employment with the Company (except employment during the Transition Period), and Executive forever waives any interest in or claim of right to any severance benefits or future employment by the Company.
5.Withholding. All payments required to be made by the Company under this Agreement to Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
6.Internal Revenue Code Section 409A. The parties agree that the payments made pursuant to this Agreement do not constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A”). Specifically, any payment described in this Agreement will be made in a manner that will cause such payment to be a short-term deferral as described in Treas. Reg. § 1.409A-1(b)(4). This Agreement shall be implemented and construed in a manner to give effect to the foregoing. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Executive pursuant to Section 409A. Neither the Company nor any of its affiliates have any obligation to indemnify or otherwise hold Executive harmless from any such taxes, interest or penalties, or liability for any damages related thereto.
7.Execution of Agreement; Release of Claims. The payments and benefits to Executive pursuant to this Agreement are contingent upon (a)  Executive executing and delivering to the Company this Agreement, including the general release of claims under Section 8 below (the “Initial Release”), by 5:00 p.m. (BST/BDST) on May 30, 2019, (b)  Executive executing and delivering to the Company within twenty-one (21) calendar days following the Separation Date, a release of claims in substantially the same form as Attachment A to this Agreement, effective as of that date (the “Second Release” and together with the Initial Release, the “Releases”) and (c) the Executive not revoking either of the Releases.

Execution Version

8.General Release. Except as expressly provided in this Agreement, Executive releases the Company (and its affiliates, assigns, fiduciaries, insurers, owners, parents, predecessors, subsidiaries, successors and other entities related to it), and its and their past and present benefit plans, directors, employees, officers, and other entities or individuals acting for any of them. Executive releases these entities and individuals from any known or unknown claims of any type to date regarding his employment, its end, or the Company. This means Executive waives (“gives up”) these claims, to the fullest extent allowed by law, such as claims for:

•	unlawful discrimination, harassment or retaliation, such as under the Age Discrimination in Employment Act (“ADEA”), and that any such unlawful activity affected any payment in this Agreement;

•
violation of any other federal, state, local, common law or foreign legal requirements, such as any regarding accommodations, background checks, consortium loss, constructive discharge, fiduciary duty, health/safety, indemnification, information/records requirements, leaves of absence, negligence, notice obligations, public policy, torts, and whistleblowing;

•	violation of any express or implied contract/covenant/duty/promise, and any intellectual property/proprietary right;

•	compensation, severance, benefits, insurance, damages, equitable relief, attorney fees, costs, interest and penalties; and

•	participation in any class or collective action.
9.Exclusions from General Release. Excluded from the General Release in Section 8 above are any claims arising after Executive signs this Agreement; claims for breach of this Agreement; claims for defense and indemnification as provided for in Section 13 of this Agreement and claims for coverage under the Company’s Directors and Officers insurance policies applicable to Executive’s duties arising from employment with the Company; and claims or rights which cannot be waived by law, including Executive’s right to receive vested benefits under the terms of the Company’s benefit plans. Also excluded from the General Release is Executive’s right to file a charge with an administrative agency or participate in any agency investigation. Executive is, however, waiving his right to recover any money in connection with such a charge or investigation. Executive is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency, except that he may receive money properly awarded by the U.S. Securities and Exchange Commission as a securities whistleblower incentive.

Execution Version

10.Covenant Not to Sue. A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the General Release of claims contained in Section 8 above. Besides waiving and releasing the claims covered by Section 8 above, Executive further agrees never to sue the Company or join any lawsuit against the Company in any forum for any reason, with respect to claims, laws or theories covered by the General Release language in Section 8 above, but excluding claims excluded from the General Release language in Section 9 and provided further that Executive may bring a claim against the Company to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If Executive sues the Company in violation of this Agreement, he shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, if Executive sues the Company in violation of this Agreement, the Company can require Executive to return all but $5,000 of the money paid to him pursuant to this Agreement. In that event, the Company shall be excused from making any further payments or continuing any other benefits otherwise owed to Executive under Section 2 of this Agreement or under Section 3 of the Second Release , it being acknowledged, that it would not violate any part of this Agreement for Executive to sue Company to enforce this Agreement, or to challenge the validity of this Agreement under the ADEA.)
11.Claims Against Executive. The Company represents that it is not aware of any claims, or any circumstances that could lead to a claim, against Executive.
12.Acknowledgement of Obligations. Executive acknowledges and reaffirms his obligations under any agreements he has previously signed or made with the Company relating to the protection of the Company’s intellectual property rights, including any agreements in which Executive promised to maintain the confidentiality of the Company’s trade secrets or any other proprietary Company information, and agreements in which he acknowledged and conceded to Company’s rights to any inventions or ideas he generated during his employment. Executive also acknowledges his continuing obligation to maintain the confidentiality of any communication covered by the attorney-client privilege.
13.Indemnification. The Company shall defend and indemnify Executive with respect to Executive’s actions in the performance of Executive’s duties arising from his employment and performance as an officer and employee to the fullest extent permitted by the Company’s Bylaws and supporting policies, or any applicable indemnification agreement as in effect from time to time.
14.Confidentiality. Executive agrees to keep the existence and terms of this Agreement and the Second Release, and the discussions with the Company regarding both releases, confidential. Executive further agrees that neither the existence, the terms, nor the discussions with the Company regarding this Agreement and the Second Release shall be disclosed or communicated in any manner except (a) as required by legal proceedings to secure compliance with or enforcement of the terms of this Agreement or Second Release; (b) in response to any proper subpoena, court order, or lawful discovery request in litigation; (c) to Executive’s spouse or domestic partner, financial or legal advisors, all of whom shall agree to keep such information confidential. The consideration provided in Section 2 of this Agreement is contingent on Executive keeping the confidentiality promise contained in this Section 14. Executive acknowledges the Company’s right to enforce this confidentiality provision in any court of competent jurisdiction. Executive further agrees that if he breaches this confidentiality provision, the Company may be irreparably harmed as a matter of law and could be entitled to immediate injunctive relief.

Execution Version

The confidentiality obligations in this Agreement do not prohibit Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor do the confidentiality obligations require him to notify the Company regarding any such reporting, disclosure or cooperation with the government.
15.Board Assignments. The Company will permit Executive to take on one board assignment with a third-party company during the Transition Period, so long as Executive’s performance of such assignment does not violate Section 16 below. Following the Transition Period, Executive may take on board assignments with third-party companies in his sole discretion, so long as Executive’s performance of such assignment does not violate Section 16 below.
16.Restrictive Covenants. During the Transition Period and continuing for a period of one year following the Separation Date, Executive will not, directly or indirectly, without the Company’s prior written consent, do any of the following:

▪
Solicit any business competitive with any of the Company’s business segments (e.g., Advanced Polymer Solutions, Intermediates & Derivatives, Olefins & Polyolefins, Americas, Olefins & Polyolefins, EAI, Refining, and Technology) (“Company Business”) from any person or entity who: (a) was a customer to the Company within the eighteen (18) months before the Separation Date; and (b) with whom Executive had contact to further the Company’s Business or for whom Executive performed services, or supervised the provision of services for, during Executive’s employment;

▪	Hire, employ, recruit or solicit any employee of, or consultant to, the Company who possesses confidential information of the Company;

▪	Induce or influence any employee, consultant, or customer to the Company to terminate his, her or its employment or other relationship with the Company;

▪
Engage or participate in, or in any way render services or assistance to, any business whose primary business is competitive with the Company’s Business. This restriction applies in any geographic territory for which Executive had responsibilities during the 18 months before the Separation Date;

▪	Assist anyone in any of the activities listed above.
17.Breach by Executive. In the event of a breach by Executive of any of the provisions of this Agreement, including without limitation, Executive’s obligations under Section 16, the Company’s obligation to make any payment or provide any benefits under this Agreement will immediately cease.

Execution Version

In addition, Executive acknowledges that irreparable harm would result from a breach by Executive of this Agreement’s provisions, and that monetary damages alone would not provide adequate relief for such breach. Accordingly, if Executive breaches or threatens to breach this Agreement, Executive consents to injunctive relief in favor of the Company without the necessity of Company posting a bond. Moreover, any award of injunctive relief shall not preclude the Company from seeking or recovering its attorneys’ fees and associated costs incurred because of any attempt to redress a breach by Employee or to enforce its rights and protect its interests under the Agreement. Executive’s obligations, releases, and promises in this Agreement shall survive and be continuing in the event of a breach by Executive. Executive specifically acknowledges and agrees that the consideration provided in this Agreement is sufficient for the continuing obligations, releases and covenants herein.
18.Non-Admissions. The fact and terms of this Agreement are not an admission by the Company of liability or other wrongdoing under any law.
19.Additional Executive Acknowledgments. Executive also agrees that:

*	He is entering this Agreement knowingly and voluntarily;

*	He has been advised by this Agreement to consult with an attorney before signing this Agreement;

*
He understands he may take up to twenty-one (21) days to consider this Agreement before signing it and that such twenty-one (21) day period commenced on and was inclusive of May 10, 2019 when the Company initially presented the Agreement to Executive; and in accordance with 29 C.F.R. § 1625.22(e), the twenty-one (21) day period was not restarted or tolled while the Company and Executive negotiated the final terms of the Agreement;

*	He is not otherwise entitled to the consideration provided in Section 2;

*	He is not entitled to Severance under the Executive Severance Plan; and

*
This Agreement and its attachments are the entire agreement between him and the Company regarding the transition of his Executive Vice President, Chief Financial Officer duties through the Transition Period, and the terms of his continued employment through the Separation Date.

20.Revocation. After Executive signs this Agreement, he will have seven days to revoke it if he changes his mind. If Executive wants to revoke the Agreement, he should deliver a written revocation to the Company’s Chief Legal Officer within seven days after he signs it.
21.Mutual Non-disparagement. Executive on the one hand and the Company on the other, agree not to make statements that criticize or otherwise disparage the other (or, in the case of the Company, any of its management practices, operations or products) which, viewed objectively, disrupts or impairs the other’s normal, ongoing business operations, or harms the other’s reputation with other employees, customers, suppliers, regulators or the general public; provided, however, that for purposes of its obligation under this Section 21, the Company’s obligations shall be limited to reasonably controlling the actions of its executive officers. This provision does not apply on occasions when either party is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must respond truthfully. This provision also does not apply on occasions when Executive is speaking with representatives of the Company as part of a Company investigation. Executive understands that the foregoing non-disparagement provision does not apply on occasions when he provides truthful information in good faith to any federal, state or local governmental body, agency, or official investigating an alleged violation of any anti-discrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding.

Execution Version

22.Agreement to Cooperate. Executive further agrees that he will reasonably cooperate with Company or its designees if his participation in any Company investigation or defense or assertion of any claims by or against the Company is deemed necessary by the Company or its representatives within two (2) years from the date of this Agreement. The Company will compensate Executive for any reasonable travel and out-of-pocket expenses incurred in connection with his cooperation.
23.Disclosure.  Executive agrees that he has reviewed the Code of Conduct, (the “Code”) and agrees that he has been given an adequate opportunity to advise the Company, and has truthfully advised Company, of any facts that he is aware of that constitute or might constitute a violation of the Code, any other Company policies, or any ethical, legal or contractual standards or obligations of Company or its affiliates. If Executive should learn of such facts in the future, he agrees to report them to the Company by contacting the Company’s Chief Legal Officer or Chief Compliance Officer.
24.Severability. If any provision of this Agreement is determined to be unenforceable, the parties agree that such provision should be modified so that it is enforceable or, if modification is not possible, that it should be severed, and the enforceability of the remaining provisions will not be affected by such modification or severance.
25.Arbitration. Except for pre-hearing injunctive relief to enforce this Agreement, any dispute regarding this Agreement will be decided: by an arbitrator rather than a judge or jury; in individual binding arbitration; in Houston, Texas; under the then current American Arbitration Association Employment Arbitration Rules and Mediation Procedures (excluding supplementary class rules). The AAA rules differ from court rules and allow only limited review. But an arbitrator must honor the terms of this Agreement like in court and can award the same damages and other relief. Both parties waive their rights: to sue in court; to a jury trial; and to class or collective action participation.
26.Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Texas, except insofar as an interpretation or enforcement issue is governed by federal law. Executive agrees that a court of competent jurisdiction in the State of Texas will adjudicate any dispute under this Agreement.

Execution Version

EXECUTIVE

30 May 2019	/s/ Thomas Aebischer
Date	Thomas Aebischer

LYONDELL CHEMICAL COMPANY

30 May 2019	/s/ Jeffrey Kaplan
Date	By:
EVP & Chief Legal Officer
Title:

Execution Version

Attachment A
SECOND RELEASE AGREEMENT
THIS SECOND RELEASE AGREEMENT (“Second Release”) is made and entered into between Thomas Aebischer (“Executive”) and Lyondell Chemical Company, a Delaware corporation (together with the LyondellBasell Group and all present and former parents, subsidiaries, successors, assigns and affiliated corporations the “Company”). In consideration of the mutual promises made below, Company and Executive agree as follows:
1.Termination of Employment. Executive’s last day of employment with Company is [__________], 2019 (the “Separation Date”).
2.Payment Through Separation Date. The Company has paid Executive for all services rendered through [__________], 2019, in accordance with Company’s regular payroll schedule or as otherwise permitted under applicable state law. Executive has received all his pay, benefits and paid/unpaid time-off due. Executive has been reimbursed for all business expenses consistent with the Company’s policies.
3.Separation Consideration. In consideration for Executive’s agreement to the terms contained in this Second Release and for the Executive agreeing to the Restrictive Covenants in the Agreement:

a.
2019 STI Annual Bonus. Executive will remain eligible to receive an annual incentive bonus payment for calendar year 2019 under the STI Plan, with Executive being treated as having terminated employment due to “Retirement” (as defined in the STI Plan) on December 31, 2019 (the “2019 STI Annual Bonus”). The calculation and payment of the 2019 STI Annual Bonus will be determined in good faith, in accordance with the terms and conditions of the STI Plan and, if applicable, shall be paid to Executive at the same time (but no later than March 15, 2020) and subject to the same administrative procedures that bonuses under the STI Plan are paid to the Company’s other executive officers. Executive acknowledges and agrees that, as part of its determination under the STI Plan, the Company may, in its sole discretion, ultimately determine annual incentive bonuses are not payable for a certain calendar year. Executive’s individual performance rating is agreed at the “Meets Expectations” level.

b.
Benefits Continuation. Following the Separation Date, Executive shall, to the fullest extent permitted by the plans and applicable law, be eligible to continue his coverage under the Company’s medical, dental, vision and life benefit plans (as in effect from time to time) (collectively, the “Company Welfare Plans”) by electing continuation coverage pursuant to the requirements of the Company Welfare Plans and the Consolidated Omnibus Budget Reconciliation Act, Section 4980B of the Internal Revenue Code and any similar state law (“COBRA”). If Executive elects COBRA coverage under any of the Company Welfare Plans, he shall be solely responsible for the full premium payments. Executive may convert any life insurance policies as permitted by applicable state law.

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Execution Version

c.
Transition Payment. Executive shall be entitled to a transition payment in the amount of $500,000. $250,000 shall be payable in a lump sum on the Separation Date and the remaining $250,000 shall be paid in twelve equal monthly installments over the one-year period following the Separation Date; provided, however, that such monthly payments shall cease if Executive violates any terms of the Agreement or the Second Release.

4.Pro Rata Treatment of Awards Under LTI Plan. Executive’s rights or benefits with respect to any Awards under the LTI Plan, including any Stock Awards, Options, or Performance Awards, shall be subject to pro rata treatment due to “Retirement” (as defined in the applicable Award Agreements) on December 31, 2019, and any Options will not expire until five years following the Separation Date. The terms “Awards”, “Stock Awards”, “Options”, “Performance Awards”, and “Award Agreements” are defined in the LTI Plan and shall have the same meaning in this Second Release.
5.General Release. Except as expressly provided in this Second Release, Executive releases the Company (and its affiliates, assigns, fiduciaries, insurers, owners, parents, predecessors, subsidiaries, successors and other entities related to it), and its and their past and present benefit plans, directors, employees, officers, and other entities or individuals acting for any of them. Executive releases these entities and individuals from any known or unknown claims of any type to date regarding his employment, its end, or the Company. This means Executive waives (“gives up”) these claims, to the fullest extent allowed by law, such as claims for:

•	unlawful discrimination, harassment or retaliation, such as under the Age Discrimination in Employment Act (“ADEA”), and that any such unlawful activity affected any payment in this Second Release;

•
violation of any other federal, state, local, common law or foreign legal requirements, such as any regarding accommodations, background checks, consortium loss, constructive discharge, fiduciary duty, health/safety, indemnification, information/records requirements, leaves of absence, negligence, notice obligations, public policy, torts, and whistleblowing;

•	violation of any express or implied contract/covenant/duty/promise, and any intellectual property/proprietary right;

•	compensation, severance, benefits, insurance, damages, equitable relief, attorney fees, costs, interest and penalties; and

•	participation in any class or collective action.
6.Exclusions from General Release. Excluded from the General Release in Section 5 above are any claims arising after Executive signs this Second Release; claims for breach of this Second Release; claims for defense and indemnification as provided for in Section 10 of this Second Release and claims for coverage under the Company’s Directors and Officers insurance policies applicable to Executive’s duties arising from employment with the Company; and claims or rights which cannot be waived by law, including Executive’s right to receive vested benefits under the terms of the Company’s benefit plans. Also excluded from the General Release is Executive’s right to file a charge with an administrative agency or participate in any agency investigation. Executive is, however, waiving his right to recover any money in connection with such a charge or investigation. Executive is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency, except that he may receive money properly awarded by the U.S. Securities and Exchange Commission as a securities whistleblower incentive.

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Execution Version

7.Covenant Not to Sue. A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the General Release of claims contained in Section 5 above. Besides waiving and releasing the claims covered by Section 5 above, Executive further agrees never to sue the Company or join any lawsuit against the Company in any forum for any reason, with respect to claims, laws or theories covered by the General Release language in Section 5 above, but excluding claims excluded from the General Release language in Section 6 and provided further that Executive may bring a claim against the Company to enforce the Agreement (as defined below), this Second Release, or to challenge the validity of this Second Release under the ADEA. If Executive sues the Company in violation of this Second Release, he shall be liable to Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, if Executive sues the Company in violation of this Second Release, the Company can require Executive to return all but $5,000 of the money paid to him pursuant to this Second Release. In that event, the Company shall be excused from making any further payments or providing any further equity vesting or other benefits otherwise owed to Executive under Section 2 of the Agreement between the parties effective as of June 1, 2019 (the “Agreement”) or Section 3 of this Second Release, it being acknowledged that it would not violate any part of this Second Release for Executive to sue the Company to enforce this Second Release, or to challenge the validity of this Second Release under the ADEA.
8.Company Release of Employee. In exchange for Executive’s General Release against the Company and non-revocation of that General Release, the Company expressly waives and releases any and all claims against the Executive that may be waived and released by law with the exception of claims arising out of or attributable to (a) events, acts, or omissions taking place after the execution of this Second Release and (b) Executive’s breach of this Second Release.
9.Acknowledgement of Obligations. Executive acknowledges and reaffirm his obligations under any agreements he has previously signed or made with the Company relating to the protection of Company’s intellectual property rights, including any agreements in which Executive promised to maintain the confidentiality of the Company’s trade secrets or any other proprietary the Company information, agreements in which he acknowledged and conceded to the Company’s rights to any inventions or ideas he generated during his employment, and agreements in which he promised not to work for a competitor of the Company for a specified period of time. Executive also acknowledges his obligation to maintain the confidentiality of any communication covered by the attorney-client privilege.
10.Indemnification. The Company shall defend and indemnify Executive with respect to Executive’s actions in the performance of Executive’s duties arising from his employment and performance as an officer and employee to the fullest extent permitted by Company’s Bylaws and supporting policies, or any applicable indemnification agreement as in effect from time to time.

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Execution Version

11.Non-Admissions. The fact and terms of this Second Release are not an admission by the Company of liability or other wrongdoing under any law.
12.Additional Executive Acknowledgments. Executive also agrees that:

*	He is entering this Second Release knowingly and voluntarily;

*	He has been advised by this Second Release to consult with an attorney before signing this Second Release;

*	He understands he may take up to twenty-one (21) days to consider this Second Release before signing it;

*	He is not otherwise entitled to the Separation Consideration referenced in Section 3;

*	He is not entitled to Severance under the Executive Severance Plan; and

*
The Agreement and this Second Release are the entire agreement between him and the Company regarding the transition of his Executive Vice President, Chief Financial Officer duties through the Separation Date, and the terms of his continued employment through the Separation Date. Executive understands that his failure to execute this Second Release will not relieve him of any continuing obligations owed by him under the terms of the Agreement.

13.Revocation. After Executive signs this Second Release, he will have seven days to revoke it if he changes his mind. If Executive wants to revoke the Second Release, he should deliver a written revocation to the Company’s Chief Legal Officer within seven days after he signs it. If he does not revoke this Second Release, he will receive the Separation Consideration described in Section 3 within the period set forth in Section 3.
14.Mutual Non-disparagement. Executive on the one hand and the Company on the other, agree not to make statements that criticize or otherwise disparage the other (or, in the case of the Company, any of its management practices, operations or products) which, viewed objectively, disrupts or impairs the other’s normal, ongoing business operations, or harms the other’s reputation with other employees, customers, suppliers, regulators or the general public; provided, however, that for purposes of its obligation under this Section 14, the Company’s obligations shall be limited to reasonably controlling the actions of its executive officers. This provision does not apply on occasions when either party is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must respond truthfully. This provision also does not apply on occasions when Executive is speaking with representatives of the Company as part of a Company investigation. Executive understands that the foregoing non-disparagement provision does not apply on occasions when he provides truthful information in good faith to any federal, state or local governmental body, agency, or official investigating an alleged violation of any anti-discrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding.

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15.Company Property. Executive returned, did not tamper with, and has no access to, any Company property such as equipment, credit cards, keys, software, work product, hard/soft document originals/copies, current/former/prospective customer lists, confidential information of the Company (including, but not limited to Board materials, financial information, and trade secrets) and any other materials in any media. Upon request, Executive will provide the Company access to any of his personal electronic document storage accounts or electronic devices to confirm or permit removal of any Company property. Nothing here interferes with Executive’s claims or rights in the Release Exclusions Section 6.
16.Internal Revenue Code Section 409A. The parties agree that the payments made pursuant to this Second Release do not constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A”). Specifically, the payment described in this Second Release will be made in a manner that will cause it to be a short-term deferral as described in Treas. Reg. § 1.409A-1(b)(4). This Second Release shall be implemented and construed in a manner to give effect to the foregoing. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Executive pursuant to Section 409A. Neither the Company nor any of its affiliates have any obligation to indemnify or otherwise hold Executive harmless from any such taxes, interest or penalties, or liability for any damages related thereto.
17.Tax Treatment. Executive indemnifies the Company for any unpaid taxes, penalties, interest, attorney fees or costs regarding the tax treatment of any of this Second Release’s Separation Consideration.
18.Continuing Obligations of Agreement. The execution of this Second Release does not supersede or otherwise relieve Executive from any continuing obligations owed by him to the Company under the terms of the Agreement.
19.Severability. If any provision of this Second Release is determined to be unenforceable, the parties agree that such provision should be modified so that it is enforceable or, if modification is not possible, that it should be severed, and the enforceability of the remaining provisions will not be affected by such modification or severance.
20.Arbitration. Except for pre-hearing injunctive relief to enforce this Second Release, any dispute regarding this Second Release will be decided: by an arbitrator rather than a judge or jury; in individual binding arbitration; in Houston, Texas; under the then current American Arbitration Association Employment Arbitration Rules and Mediation Procedures (excluding supplementary class rules). The AAA rules differ from court rules and allow only limited review. But an arbitrator must honor the terms of this Second Release like in court and can award the same damages and other relief. Both parties waive their rights: to sue in court; to a jury trial; and to class or collective action participation.
21.Governing Law. This Second Release shall be interpreted and enforced in accordance with the laws of the State of Texas, except insofar as an interpretation or enforcement issue is governed by federal law. Executive agrees that a court of competent jurisdiction in the State of Texas will adjudicate any dispute under this Second Release.

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EXECUTIVE

Date	Thomas Aebischer

LYONDELL CHEMICAL COMPANY

Date	By:

Title:

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